Exhibit 10.52

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is effective this 24th day of January 2007 (the “Effective Date”), by and between SEQUENOM, INC., a Delaware corporation (“Sequenom”) with principal offices at 3595 John Hopkins Court, San Diego, California 92121 and LENETIX MEDICAL SCREENING LABORATORY, INC., a New York corporation (“Lenetix”) with principal offices at 174 Mineola Boulevard, Mineola, New York 11501 (each a “party” and collectively the “parties”).

Recitals

WHEREAS, Sequenom is the exclusive licensee of certain technology that includes the right to use free fetal DNA in maternal plasma and serum for diagnostics; and

WHEREAS, Lenetix is an expert in providing rapid genetic screening and testing to providers of maternal fetal care; and

WHEREAS, Sequenom and Lenetix desire to collaborate on the development, collection of investigational patient test results, and United States commercialization of an rtPCR based noninvasive fetal test for RhD incompatiblity.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:

1.	Definitions

All defined or abbreviated terms in this Agreement shall have the meaning assigned to them in this Agreement and will apply both to their singular and plural forms, as applicable. All references to “Section” refer to sections in this Agreement. All references to “days” are to calendar days. “Intellectual Property (Rights)” or “IP (Rights)” collectively means any and all copyrights, data rights, patents, including patent registrations, applications and extensions, know how, trade secrets, trade names, trademarks, service marks, service names, mask works and any other proprietary right arising under the laws of the United States, any other jurisdiction or any bilateral or multilateral treaty. “I/including” means “including, without limitations.” “H/hereunder,” “herein,” “hereof” and similar terms refer to this Agreement.

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1.1 “rtPCR RhD Test” or “Test” means […***…]. For the avoidance of doubt, the rtPCR RhD Test shall be commercialized in the form of Lenetix in-house validated rtPCR RhD Test services.

1.2 “Research Plan” is the research plan agreed to by the parties and appended and incorporated hereto as Appendix A.

1.3 “Field of Use” means the detection, measurement, confirmation or characterization of fetal RhD in maternal serum or plasma based on genotype for use in the evaluation of maternal fetal RhD incompatibility.

1.4 “Patent” means the United States Patent 6,258,540, entitled “Non-invasive prenatal diagnosis,” issued July 10, 2001, to Dr. Yuk-Ming Dennis Lo and Dr. James Stephen Wainscoat and assigned to Isis Innovation, Ltd. (UK), including any reissues, extensions, substitutions, continuations, divisions, patent term extensions, and continuation-in-part applications together with any improvements thereto owned or controlled by Sequenom.

1.5 “Products” are any rtPCR RHD Tests that are not made or used solely for purposes of conducting the Study or any other aspect of the Research Plan.

1.6 “Research Products” are any rtPCR RHD Tests that are made or used solely for purposes of conducting the Study or any other aspect of the Research Plan.

1.7 “Study” is an in vitro study of maternal serum and/or plasma for the detection and diagnosis of fetal Rhesus D (RhD) incompatibility, details of which are provided in the Research Plan. The Study shall include evaluation of not less than […***…] and not more than […***…] plasma samples obtained from healthy pregnant women with a known, serologically derived RhD factor type (positive or negative). […***…].

1.8 “Territory” means the United States of America.

2.	Research Committee, Research Plan and Study

2.1 Promptly following execution of this Agreement, the parties shall form a committee responsible for oversight of the Study and resolution of any Study related disputes that may arise between the parties (the “Research

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Committee”). Each party shall appoint at least two members of the Research Committee. Each party shall have a single vote on the Research Committee and the Research Committee shall only make decisions or act by unanimous vote.

2.2 The Research Committee shall meet at regular intervals, or more frequently, as the parties reasonably may determine on an as needed basis, by telephone or in person, but no less than once per month.

2.3 The Research Committee shall further develop and amend the Research Plan, as needed, as the Study progresses. The Research Plan shall generally conform to the scope of work, timelines and goals specified in Appendix A. The Research Committee shall direct and monitor all work under the Research Plan. Any amendments to the Research Plan must be confirmed by written agreement of a majority of Research Committee members.

2.4 Each Party shall, within seven days of first discovery, disclose to the Research Committee each of its research discoveries in reasonable detail and results pertaining to the Research Plan for further evaluation.

2.5 The Research Plan shall include the conduct of the Study to evaluate non-invasive prenatal RhD tests using rtPCR. Lenetix shall conduct the Study with Sequenom oversight.

2.6 Lenetix will be solely responsible for establishing a network of clinical sites for the Study and securing all necessary legal, regulatory, institutional and otherwise appropriate Institutional Research Board (IRB) approvals and informed consent documentations for the collection of serum and plasma from pregnant women for the Study.

3.	License Grants and Option

3.1 Reciprocal Grants for Performance of Study and Research Plan

3.1.1 Subject to the terms and conditions of this Agreement, Sequenom hereby grants to Lenetix, only for purposes of conducting the Study in the Territory during the Term, a royalty-free, non-exclusive, non-sublicensable and internal research and development license under the Patent to make, have made, and use Research Products.

3.1.2 Subject to the terms and conditions of this Agreement, Lenetix hereby grants to Sequenom, only for purposes of conducting the Study in the Territory during the Term, a royalty-free, non-exclusive, non-sublicensable and internal

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research and development license to use Lenetix’s Intellectual Property existing prior to the Effective Date or developed or conceived by Lenetix after the Effective Date (collectively, “Lenetix Background IP”).

3.2 Sequenom Royalty Bearing Commercial License of Patent to Lenetix

3.2.1 Subject to the terms and conditions of this Agreement and Lenetix’s sole discretion in electing whether or not to commercialize Products, Sequenom hereby grants to Lenetix, solely in the Field of Use and in the Territory during the Term, a non-exclusive, non-sublicensable and royalty-bearing (as provided in Section 4) commercial license under the Patent to make, use, offer to sell, sell, otherwise commercially dispose of Products and Lenetix services relating to Products solely in the Territory.

3.3 Reciprocal Grants and Exclusive Option relating to New Intellectual Property

3.3.1 Lenetix grants Sequenom a sole and exclusive, royalty free, fully paid-up, worldwide, perpetual and irrevocable license to make, have made, use, offer to sell, sell, otherwise commercially dispose of, import and export products and/or services, including with sublicense rights, to any improvement or modification made to the Patent by Lenetix in connection with the Study or the Research Plan.

3.3.2 Sequenom grants Lenetix a sole and exclusive, royalty free, fully paid up, worldwide, perpetual, commercial license to make, have made, use, offer to sell, sell, otherwise commercially dispose of, import and export products and/or services, with sublicense rights, in any improvement or modification made by Sequenom to Lenetix’s Background IP in connection with the Study or implementation of the Research Plan (collectively, the “New Lenetix IP”).

3.3.3 Lenetix grants Sequenom an exclusive option to exclusively, perpetually, irrevocably license, on a world-wide and royalty-bearing basis for all fields, any New Lenetix IP. Lenetix shall promptly disclose to Sequenom in writing the existence of such New Lenetix IP. If Sequenom, within 180 days of written notification by Lenetix to Sequenom of the existence of such improvement or modification, chooses to exercise said option, Lenetix and Sequenom will negotiate exclusive license terms in good faith.

3.4 Except as specified herein, no other license or right is granted by either party to the other, either directly or by implication, estoppel, or otherwise, under any pre-existing patent applications, patents or other Intellectual Property Rights of a party.

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3.5 If subsequent to the Effective Date, Sequenom develops and/or commercializes an independent test for RhD, Lenetix will not be compelled to transfer or use that independent test during the Term.

3.6 Lenetix agrees to use patent marking on all rtPCR RhD Test reports, referencing this license from Sequenom, the Patent number and Sequenom’s ownership thereof.

3.7 Lenetix acknowledges that all rights and licenses granted to Lenetix hereunder are solely limited to the Territory, and Lenetix shall not directly or indirectly use, develop or market, or seek to use, develop or market, any Test, Patent, Sequenom IP, Product, technology or Study outside the Territory.

4.	Royalties, Milestones and Other Payments

4.1 As consideration for the licenses granted herein to Lenetix, Lenetix will pay to Sequenom all the following.

4.1.1 For fewer than […***…] Products per year during the Term (each year commencing on April 1st and ending on March 31st with the first year commencing on April 1, 2007) (each, a “Royalty Year”), a royalty of […***…]%.

4.1.2 For […***…] to […***…] Products per Royalty Year during the Term, a royalty of […***…]%.

4.1.3 For […***…] to […***…] Products per Royalty Year during the Term, a royalty of […***…]%.

4.1.4 For […***…] or more Products per Royalty Year during the Term, a royalty of […***…]%.

4.1.5 Royalties accruing to Sequenom will be paid to Sequenom quarterly on or before the following dates of each calendar year:

•	February 5, for the calendar quarter ending December 31;

•	May 5, for the calendar quarter ending March 31;

•	August 5, for the calendar quarter ending June 30; and

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•	November 5, for the calendar quarter ending September 30.

4.1.6 Each such payment will be for royalties which accrued up to and including the last day of the most recently completed calendar quarter of Lenetix during each Royalty Year.

4.1.7 All royalties for Products are based on amounts of payment received by Lenetix.

4.2 For first commercial sale of a Product, Lenetix will pay Sequenom: $[…***…] if such sale occurs within […***…] of the Effective Date; $[…***…] if such sale occurs within […***…] of the Effective Date; or $[…***…] if such sale occurs within […***…] of the Effective Date. For the avoidance of doubt, only one first commercial sale milestone payment will be made. Such payment amount shall be credited against royalties accruing and due to Sequenom during the first […***…] following the first commercial sale of a Product.

4.3 After the first commercial sale of a Product, Lenetix will provide Sequenom with quarterly royalty reports in conjunction with the payments set forth above. Each royalty report will cover the most recently completed calendar quarter of Lenetix during the Royalty Year and will show the royalties payable hereunder and the method used to calculate the royalty, including reimbursement amounts and Product volumes, complete with anonymized individual Product results indicating maternal and fetal RhD type.

4.4 In support of the Research Plan, Sequenom will reimburse Lenetix up to $[…***…] for use under this Agreement, such reimbursement to be made within thirty (30) days of the Effective Date. Lenetix will […***…] to Sequenom upon a permitted termination of this Agreement under Section 7 provided that the first commercial sale of a Product has not occurred.

4.5 During the Term and for a period of two years following the expiration or termination of the Agreement for any reason (the “Audit Period”), Lenetix shall maintain true, complete, accurate and reproducible records concerning all its invoicing, billing and receipts of Products and its related activities under this Agreement (the “Records”). Such information shall be adequate to support each royalty report provided to Sequenom under Section 4.3 and all other billing and receipt activities related to the Products. During the Audit Period, Sequenom or its designee shall have the right to audit the Records to confirm Lenetix’s compliance with its obligations under this Agreement. Lenetix shall fully cooperate with Sequenom or its designee in all such audits. The audit

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shall be performed after Sequenom provides Lenetix no less than five business days prior written notice thereof. In the event that any audit reveals underpayment by Lenetix, Lenetix shall within thirty days after Sequenom’s written notice of underpayment to Lenetix, pay Sequenom the underpaid amount. In addition, should any audit reveal an underpayment by Lenetix exceeding […***…]% of the original amount due by Lenetix, then it shall also reimburse Sequenom for its audit costs and expenses.

4.6 In the event of an audit under Section 4.5, Sequenom and/or its designee shall be required to comply with all patient privacy laws, including but not limited to HIPPA, as may be applicable in connection with review of the Records, be permitted access to the Records on a need-to-know only basis, and, if requested by Lenetix, shall execute a confidentiality or other form of agreement for the protection of patient information contained in the Records.

5.	Regulatory Compliance

5.1 Lenetix, at its own expense, shall have sole and entire legal responsibility to conduct the Study and Tests in compliance with all applicable federal, state and local laws and regulations, including Clinical Laboratory Improvement Amendments (“CLIA”) regulations , including maintaining all records, reports and documentation concerning the Study as and for the duration required by applicable law, and Lenetix shall take all steps to support submissions of RhD tests or products by Sequenom to the U.S. Food and Drug Administration (“FDA”).

5.2 Sequenom shall be responsible for preparing and submitting, with Lenetix’s assistance and full compliance, any FDA related documents pertaining to the Products.

5.3 Sequenom shall have the right, at the conclusion of the Study or before any Product related FDA submissions or patent applications are filed, to audit Lenetix research notebooks and laboratory data relating to the Study and Study period, including those data and notebooks relevant to any patent applications being filed pursuant to the Research Plan.

6.	Publications

6.1 Upon execution of this Agreement, the Parties agree to issue a press release considering the subject matter of this Agreement, the contents of which will be mutually agreed upon in advance.

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6.2 The Parties acknowledge that each Party may desire to publish, independently or together, certain Study results. Such publications must be approved by both Parties in writing prior to publication. Either Party may delay publication for a reasonable amount of time, not to exceed four (4) months, in order to ensure adequate consideration of patentability or intellectual property protection.

7.	Term

7.1 This Agreement will be in force from the Effective Date and will remain in effect until the earlier of: three (3) years following the date of first commercial sale of a Product by Lenetix; or four (4) years following the Effective Date; or until a permitted termination under Section 7 of this Agreement (the “Term”).

7.2 The Parties may extend this Agreement by mutual written consent.

7.3 Either Party may terminate this Agreement on written termination notice to the other party at any time during the Term for material breach of the Agreement by the other party, if such breach has not been cured by such breaching party within sixty (60) days of the breaching party’s receipt of a breach notice from the non-breaching party.

7.4 If Lenetix does not achieve the first commercial sale of a Product by October 1, 2007 ([…***…]) or if in any Royalty Year after the first Royalty Year Lenetix does not sell at least […***…] Products, Sequenom shall have the right to terminate this Agreement effective thirty (30) days following written notice to Lenetix.

7.5 Lenetix expressly acknowledges that if Sequenom’s license to the Patent is terminated for any reason, Sequenom may, but is not required to, terminate this Agreement, including all rights and licenses granted herein to Lenetix and Sequenom shall have no liability as a result.

7.6 Any termination or expiration of this Agreement will not relieve the parties of any obligation or liability accrued hereunder prior to such termination or expiration nor rescind anything done by either party or any payments made hereunder prior to the time such termination or expiration becomes effective. Such termination or expiration will not relieve either Party of its obligation to pay any fees, royalties, reimbursements, or other monies owing at the time of such termination or expiration and will not impair any accrued right of either party.

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8.	Use of Names and Trademarks

8.1 Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, service mark or other designation of either party by the other (including a contraction, abbreviation or simulation of any of the foregoing). Unless required by law or this Agreement, or with specific written permission from Sequenom, the use by Lenetix of the name “Sequenom” in advertising, publicity, or other promotional activities is expressly prohibited. Unless required by law or this Agreement, or with specific written permission from Lenetix, the use by Sequenom of the name “Lenetix” in advertising, publicity, or other promotional activities is expressly prohibited.

9.	Representations, Warranties, and Covenants

9.1. Each Party warrants and represents to the other party that it has the legal right and power to enter into this Agreement and to perform fully its obligations hereunder, that this Agreement and the signatories hereto have been, duly authorized, and that this Agreement is a valid and binding agreement of such party, enforceable in accordance with its terms. Lenetix acknowledges and agrees that to the extent that Lenetix requires a license(s) from a third party in order to perform rtPCR RhD Tests as contemplated under this Agreement, that Lenetix shall have the sole responsibility and financial obligation to procure such a license(s). If such a license(s) is necessary but is not available to Lenetix or is not available at commercially attractive terms to Lenetix, then Lenetix may terminate this Agreement by providing Sequenom with sixty (60) days written notice of termination. As of the Effective Date, other than required license rights for real-time PCR (polymerase chain reaction) technology and related enzymes, Sequenom is not aware of other enforceable intellectual property rights held by third parties that would prevent Lenetix’ ability to perform under this Agreement.

9.2 EXCEPT AS SET FORTH IN SECTION 9.1, NO WARRANTY OF ANY KIND IS MADE BY EITHER PARTY HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE LICENSES HEREIN AND RIGHTS TO THE PATENT AND PRODUCTS ARE PROVIDED WITHOUT WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR

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IMPLIED, WHETHER STATUTORY OR ARISING IN COURSE OF DEALING OR PERFORMANCE, AND SEQUENOM MAKES NO REPRESENTATION OR WARRANTY THAT THE PATENT AND/OR PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER IP RIGHT.

9.3 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, RESULTING FROM EXERCISE OF ANY LICENSE HEREIN OR THE USE OF THE PATENT OR PRODUCTS. IN ANY EVENT, SEQUENOM’S TOTAL LIABILITY, WHETHER IN TORT, CONTRACT OR OTHERWISE, IN CONNECTION WITH THE PATENTS, PRODUCTS OR THIS AGREEMENT, SHALL NOT EXCEED THE AMOUNT PREVIOUSLY PAID BY LENETIX TO SEQUENOM PRIOR TO THE EVENT GIVING RISE TO LIABILITY.

9.4 Nothing in this Agreement will be construed as:

9.4.1 a warranty or representation by Sequenom or its licensors as to the validity, enforceability, or scope of the Patent or any patent rights; or

9.4.2 a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

9.4.3 an obligation to bring or prosecute actions or suits against third parties for patent infringement; or

9.4.4 conferring by implication, estoppel, or otherwise any license or rights under any patents of Sequenom or its licensors other than the Patent as defined herein, regardless of whether such patents are dominant or subordinate to the Patent.

10.	Intellectual Property

10.1 Notwithstanding anything to the contrary expressed or implied herein, each party (or its licensors) retains all right, title and interest in each such party’s Intellectual Property that (i) existed prior to the Effective Date or (ii) is developed, conceived or acquired by each such party not in connection with the Study or otherwise outside the scope of this Agreement (in each case, the “Background IP”).

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10.2 Any invention made or conceived by either party in connection with the implementation of the Research Plan shall be disclosed by the inventing party to the Research Committee in writing within seven days of the date of the invention (the “Invention Disclosure”). The Research Committee and intellectual property counsel of each party shall evaluate the patentability of the invention and reasonably determine which party should own the patent (in each case, the “Owner”). The other party shall reasonably cooperate with the Owner, at the Owner’s expense, in the prosecution of the patent by the Owner. All prosecution expenses shall be the Owner’s responsibility.

10.3 If the Research Committee does not determine the Owner within 30 days after its receipt of the Invention Disclosure, the Owner shall be the party whose employees invented or initiated the invention, and the other party shall receive a perpetual, irrevocable, non-exclusive, world-wide, fully paid and royalty free license to use the invention and any related patents filed by the Owner. The other party shall reasonably cooperate with the Owner, at the Owner’s expense, in the prosecution of the patent by the Owner. All prosecution expenses shall be the Owner’s responsibility.

10.4 Any agreement made by Lenetix for purposes of settling litigation or other dispute related to any IP arising out of the Study or this Agreement shall be subject to the prior written approval of Sequenom.

10.5 Each party will cooperate with the other in litigation proceedings instituted under this Section 10, but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

10.6 Any litigation proceedings will be controlled by the party bringing the suit, except that Sequenom and its licensors may be represented by counsel of their respective choice in any suit brought by Lenetix, and Lenetix may be represented by counsel of its choice in any suit brought by Sequenom.

11.	Indemnification.

11.1 Lenetix shall defend Sequenom, including its directors, officers, employees and agents (collectively, the “Sequenom Indemnitees”), from and against any and all actions, demands, suits or claims (collectively, “Claims”), asserted against any Sequenom Indemnitee by any third party, and Lenetix shall indemnify and hold each Sequenom Indemnitee harmless from, and pay, any and all liabilities, damages, losses, settlements, penalties, fines, costs or expenses, including reasonable attorneys’ fees (collectively, the “Damages”) incurred by any

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Sequenom Indemnitee, arising from or related to, (a) the manufacture, packaging, testing, labeling, storage, use, handling, marketing, promotion, distribution, delivery and/or sale of any Product by Lenetix, its employees, agents, independent contractors, sublicensees, or affiliates or other acts related to this Agreement or attributes of a Product; (b) any breach by Lenetix of any term in this Agreement, (c) the violation of any applicable law, rule or regulation by Lenetix, or (d) the negligence or willful misconduct of Lenetix, its employees, agents, independent contractors, sublicensees, or affiliates (Subsections (a) through (d) of this Section 11.1 comprise collectively, the “Lenetix Activities”), except in each such case, to the extent that such Damages are finally determined to have resulted from Sequenom Activities (as defined below), or except in each such case, to the extent that such Damages are finally determined to have resulted from […***…].

11.2 Sequenom shall promptly notify Lenetix of any third party claim upon becoming aware thereof, and shall permit Lenetix at Lenetix’s cost to defend against such Third Party Claim and to control the defense and disposition (including all decisions to litigate, settle (settlement or compromise being subject to the Sequenom Indemnitees’ written consent) or appeal) of such claim and shall cooperate in the defense thereof. Sequenom may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Lenetix and shall cooperate with Lenetix and its insurer in the disposition of any such matter. Lenetix will keep Sequenom informed on a current basis of its defense of any claims pursuant to this Section 11.

11.3 Sequenom shall defend Lenetix, including its directors, officers, employees and agents (the “Lenetix Indemnitees”), from and against any and all Claims asserted against any Lenetix Indemnitee by any third party, and Sequenom shall indemnify and hold each Lenetix Indemnitee harmless from, and pay, all Damages incurred by any Lenetix Indemnitee, arising from or occurring as a result of: (a) any breach by Sequenom of any term of this Agreement; (b) the violation of any applicable law, rule or regulation by Sequenom; or (c) the negligence or willful misconduct of Sequenom, its employees, agents, independent contractors, sublicensees or affiliates (Subsections (a) through (c) of this Section 11.3 comprise collectively, the “Sequenom Activities”); except, in each such case, to the extent that such Damages are finally determined to have resulted from Lenetix Activities.

11.4 Lenetix shall promptly notify Sequenom of any Third Party Claim upon becoming aware thereof, and shall permit Sequenom at Sequenom’ cost to defend against such Third Party Claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle (settlement or

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compromise being subject to the Lenetix Indemnitees’ written consent) or appeal) of such claim and shall cooperate in the defense thereof. Lenetix may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Sequenom and will cooperate with Sequenom or its insurer in the disposition of any such matter. Sequenom will keep Lenetix informed on a current basis of its defense of any claims pursuant to this Section 11.

11.5 Lenetix, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain Commercial General Liability Insurance and Hospital Professional Liability Insurance with limits of $[…***…] million per claim (or an equivalent program of self insurance). The coverages and limits referred to under the above will not in any way limit the liability of Lenetix. Upon request, Lenetix will furnish Sequenom with certificates of insurance evidencing compliance with all requirements. Lenetix will provide 30 day advance written notice to Sequenom of any modification and will indicate that Sequenom has been endorsed as an additional insured. All of the foregoing liability policies shall be primary and non-contributory.

11.6 If Lenetix fails to place or maintain insurance as required under this Agreement, Sequenom or its designee may place and maintain such policy and all premium and other costs incurred by Sequenom or its designee will be paid by Lenetix to Sequenom or its designee on demand.

12.	Notices.

12.1 Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective:

(a) on the date of delivery if delivered in person;

(b) on the date of mailing if mailed by first-class certified mail, postage paid; or

(c) on the date of mailing if mailed by any global express carrier service that requires the recipient to sign a document demonstrating the delivery of such notice of payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its prior address.

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In the case of Sequenom: Sequenom, Inc.

3595 John Hopkins Court
San Diego, CA 92121
Attention: General Counsel
Telephone: (858) 202-9000
Facsimile: (858) 202-9020

In the case of Lenetix:	Lenetix Medical Screening Laboratory, Inc.
174 Mineola Boulevard
Mineola, NY 11501
Attention: President and CSO
Telephone: (516) 248-0036
Facsimile: (516) 248-4436

13.	Assignability.

13.1 This Agreement shall not be assigned in whole or in part, and whether by transfer, sublicense, lien, or otherwise, by either party to a third party without the prior written consent of the other party to this Agreement, such consent not to be unreasonably withheld.

14.	Waiver.

14.1 No waiver by either party of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

15.	Governing Law/Dispute Resolution.

15.1 This Agreement will be interpreted and construed solely and exclusively in accordance with the laws of the State of New York without giving effect to any law which would result in the application of a different body of law.

16.	Force Majeure.

16.1 The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible due to any acts of God, acts of terrorism, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.

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Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one hundred eighty (180) days.

17.	Confidentiality.

17.1 Each party will treat and maintain the other party’s business, patent, technical, and financial information, including trade secrets or know how of the other party, the other party’s technology or customer information, the terms of this Agreement, the reports hereunder, and the Research Plan (collectively, the “Proprietary Information”) in confidence, using at least the same degree of care as the party receiving the Proprietary Information uses to protect its own proprietary information of a like nature. In any event, each receiving party shall protect the other party’s Proprietary Information from unauthorized use or disclosure, monitor access to such Proprietary Information and shall grant access to it only on a “need to know” basis to implement this Agreement.

17.2 All Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party. If the Proprietary Information is orally disclosed, the information shall be deemed confidential if the disclosing party delivers to the receiving party, within seven days of the oral disclosure, a reduction to writing or some other tangible form of the oral disclosure, which is marked confidential. Notwithstanding the foregoing, Lenetix and Sequenom may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of Sequenom, its licensor, provided that any such parties are bound by a like duty of confidentiality.

17.3 Nothing contained herein will in any way restrict or impair the right of Lenetix or Sequenom to use, disclose, or otherwise deal with any Proprietary Information:

(a) that the recipient can demonstrate by contemporaneously created written records was known to it prior to disclosure by the other party hereto;

(b) that the recipient can demonstrate by contemporaneously created written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

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(c) that the recipient can demonstrate by contemporaneously created written records was lawfully obtained without restrictions by recipient from sources independent of the disclosing party;

(d) that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval or pursuant to the lawful requirement or request of a governmental entity or agency under which such governmental entity or agency is not required to maintain the confidential nature of the Proprietary Information;

(e) that is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

(f) that the recipient can demonstrate by contemporaneously created written records was entirely independently developed without resort to the Proprietary Information received hereunder.

17.4 Upon termination of this Agreement, Lenetix and Sequenom will destroy or return to the disclosing party Proprietary Information received from the other in its possession within fifteen (15) days following the effective date of termination. Lenetix and Sequenom will provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed, except as otherwise required by law. Each party may, however, retain one copy of Proprietary Information for archival purposes in non-working files.

18.	Miscellaneous.

18.1 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one.

18.2 No amendment or modification hereof will be valid or binding upon the Parties unless made in writing and signed on behalf of each Party.

18.3 This Agreement embodies the sole, final and entire understanding of the parties and will supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

18.4 In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or

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unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

18.5 This Agreement has been negotiated and prepared jointly by both parties and shall not be construed for or against any party.

18.6 The relationship of the parties is solely that of independent contractors, each responsible for its own actions. Neither party shall be deemed the employee, agent, representative, partner, owner or joint venturer of the other party.

18.7 Sections 1, 3.3, 4, 5, 6.2, 7.6, 8, 9, 10, 11, 15, and 17 shall survive expiration or termination for any reason of this Agreement.

In witness whereof, both Sequenom and Lenetix have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

SEQUENOM, INC.		LENETIX MEDICAL SCREENING LABORATORY, INC.

By:	/s/ Harry Stylli	By:	/s/ Leonard H. Kellner
Print Name:	Harry Stylli	Print Name:	Leonard H. Kellner
Title:	President and CEO	Title:	President and CSO
Date:	1/24/07	Date:	1/15/07

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APPENDIX A

Research Plan

Lenetix and Sequenom

Objective

The objective of this research study is to develop and assess the performance of an RT-PCR based RHD assay. The assay will detect fetal RHD type based on a serum or plasma sample obtained from pregnant women between 12-20 weeks pregnancy.

Research Study Committee

[…***…]

Study Outline

Phase 1: […***…]. These samples will be tested to confirm and validate the overall performance of the test design.

Phase II: […***…].

Phase III […***…].

Regulatory

All samples, protocols and data collected will be performed in manner consistent with that required for an FDA 510K submission.

18	*** Confidential Treatment Requested